Exhibit 99.1
ChoicePoint® Increases Share Buyback;
Terminates Shareholder Rights Plan
ALPHARETTA, GA — January 31, 2006 — The Board of Directors of ChoicePoint Inc. (NYSE: CPS) has increased the value of the company’s current share buyback program. At today’s regular Board meeting, directors also approved the termination of the company’s shareholder rights plan, commonly referred to as a “poison pill.”
The Board increased the value of the company’s previously announced share buyback program by $125 million to a total repurchase value of $375 million. ChoicePoint has already repurchased 2.9 million shares valued at $125.6 million since the repurchase program was initiated in August 2005.
The shareholder rights plan was initially adopted in connection with the company’s spin-off in 1997 and would have terminated by its terms in November 2007. The decision to terminate the rights plan reflects the Board’s strong belief in transparency and commitment to being at the leading edge of governance practices.
The Board’s decisions are effective immediately.
About ChoicePoint
ChoicePoint (NYSE: CPS) helps businesses, government agencies and nonprofit organizations make better decisions through information and technology solutions. Each year, ChoicePoint helps more than seven million people get the jobs they deserve and more than 100 million people get fairly priced home and auto insurance. Small businesses can obtain affordable commercial insurance because of our products. Businesses grow revenue with our marketing services and cut costs through our authentication and anti-fraud tools. Government agencies use our data and technology to fulfill their missions in all parts of the world.